EX-23
  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
World Am, Inc.

We consent to the incorporation by reference of our independent registered public accounting firm's report dated March 21, 2005 (except for Note 14, as to which the date is April 6, 2005) on the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2004 and 2003 (restated), included in World Am, Inc.'s Form 10-KSB, into the Company's previously filed registration statements on Form S-8 POS (File No. 333-109358).


/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada
April 20, 2004